EXHIBIT 10.1

                              MERCK & CO., INC.
                  CHANGE IN CONTROL SEPARATION BENEFITS PLAN
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                                 ARTICLE I
                                  PURPOSE
                                  -------

      The Board of Directors of the Company recognizes that the possibility of a Change in Control exists and that the threat or the occurrence of a Change in Control can result in significant distractions of its key executive personnel because of the uncertainties inherent in such a situation. In addition, the Board has determined that it is essential and in the best interest of the Company and its stockholders to retain the services of its key executive personnel in the event of a threat of a Change in Control and to ensure their continued dedication and efforts in such event without undue concern for their personal financial and employment security. Accordingly, the Company has adopted, effective as of the Effective Date, the Merck & Co., Inc. Change in Control Separation Benefits Plan as set forth in this document.

                                 ARTICLE II
                                DEFINITIONS
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      As used herein, the following words and phrases shall have the following meanings:

      2.1   Affiliate.  The term "Affiliate" shall mean, with respect to any
person or   entity, any entity directly or indirectly controlled by,
controlling or under common control with such person or entity.

      2.2 Base Salary. The term "Base Salary" shall mean, as to any Participant, the amount a Participant is entitled to receive as base wages or base salary on an annualized basis as in effect immediately prior to a Change in Control or, if greater, at any time thereafter, in each case without reduction for any pre-tax contributions to benefit plans. Base Salary does not include bonuses, commissions, overtime pay, shift pay, premium pay, cost of living allowances or income from stock options, stock grants or other incentives.

      2.3 Board. The term "Board" shall mean the Board of Directors of the Company.

      2.4 Bonus Amount. The term "Bonus Amount" shall mean, as to any Participant, an amount equal to the Participant's annual cash bonus which would have been payable under the Bonus Plan in which he or she participates
(x) as of immediately prior to the Change in Control had he or she continued in employment until the end of the fiscal year of the Employer in which the Change in Control occurs and had bonuses been payable at "target" levels for such year or (y) if greater, as of the Termination Date had he or she continued in employment until the end of the fiscal year of the Employer in which the Termination Date occurs and had bonuses been payable at "target" levels for such year.

      2.5 Bonus Plans. The term "Bonus Plans" shall mean the Merck & Co., Inc. Executive Incentive Plan and the Merck & Co., Inc. Annual Incentive Plan (or successors thereto).

      2.6 Cause. "Cause" for termination by the Employer of the Participant's employment shall mean (i) willful and continued failure by the Participant to substantially perform the Participant's duties on behalf of the Employer (other than any such failure resulting from the Participant's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Participant) for a period of at least thirty consecutive days after a written demand for substantial performance has been delivered to the Participant by the Responsible Person, which demand specifically identifies the manner in which the Responsible Person believes that the Participant has not substantially performed the Participant's duties, (ii) willful misconduct or gross negligence by the Participant which is demonstrably and materially injurious to the Company or any of its subsidiaries, or (iii) the Participant is convicted of, or has entered a plea of nolo contendere to, (x) a felony or
(y) any crime (whether or not a felony) involving dishonesty, fraud, embezzlement or breach of trust. For purposes of clauses (i) and (ii) of this definition, an act, or failure to act, on the Participant's part shall not be deemed "willful" if done, or omitted to be done, by the Participant in good faith and with reasonable belief that the Participant's act, or failure to act, was in the best interest of the Company. In addition, as to any Participant who is a Management Committee Member, the Participant shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board (after reasonable notice to the Participant and an opportunity for the Participant, together with the Participant's counsel, to be heard before the Board), finding in good faith that the Participant has committed Cause as set forth in such clauses and specifying the circumstances constituting Cause. For purposes of this definition, "Responsible Person" shall mean (i) for a Participant who is a Management Committee Member, the Board, and (ii) for a Participant who is an Other Executive, the Management Committee Member who is the direct or indirect supervisor of the Participant.

      2.7 Change in Control. A "Change in Control" shall mean the occurrence of any of the following:

            (a) An acquisition (other than directly from the Company) of any voting securities of the Company (the "Voting Securities") by any "Person" (as the term "person" is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than twenty percent (20%) of (i) the then-outstanding Shares or (ii) the combined voting power of the Company's then-outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred pursuant to this paragraph (a), the acquisition of Shares or Voting Securities in a Non-Control Acquisition (as defined below) shall not constitute a Change in Control. A "Non-Control Acquisition" shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person the majority of the voting power, voting equity securities or equity interest of which is owned, directly or indirectly, by the Company (for purposes of this definition, a "Related Entity"), (ii) the Company or any Related Entity, or (iii) any Person in connection with a Non-Control Transaction (as defined below);

            (b) The individuals who, as of the Effective Date, are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least a majority of the members of the Board or, following a Merger (as defined below), the board of directors of (i) the corporation resulting from such Merger (the "Surviving Corporation"), if fifty percent (50%) or more of the combined voting power of the then-outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly, by another Person (a "Parent Corporation") or (ii) if there is one or more than one Parent Corporation, the ultimate Parent Corporation; provided, however, that if the election, or nomination for election by the Company's common shareholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of the Plan, be considered a member of the Incumbent Board; and provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest"), including by reason of any agreement intended to avoid or settle any Proxy Contest; or

            (c)   The consummation of:

                  (i) A merger, consolidation or reorganization (x) with or into the Company or (y) in which securities of the Company are issued (a "Merger"), unless such Merger is a "Non-Control Transaction." A "Non-Control Transaction" shall mean a Merger in which:

                        (A) the Voting Securities immediately before such Merger represent, directly or indirectly, immediately following such Merger at least sixty percent (60%) of the combined voting power of the outstanding voting securities of (1) the Surviving Corporation, if there is no Parent Corporation or (2) if there is one or more than one Parent Corporation, the ultimate Parent Corporation;

                        (B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Merger constitute at least a majority of the members of the board of directors of (1) the Surviving Corporation, if there is no Parent
Corporation, or (2) if there is one or more than one Parent Corporation, the ultimate Parent Corporation; and

                        (C) no Person other than (1) the Company or another corporation that is a party to the agreement of Merger, (2) any Related Entity, (3) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to the Merger, was maintained by the Company or any Related Entity, or (4) any Person who, immediately prior to the Merger had Beneficial Ownership of twenty percent (20%) or more of the then outstanding Shares or Voting Securities, has Beneficial Ownership, directly or indirectly, of twenty percent (20%) or more of the combined voting power of the outstanding voting securities or common stock of (x) the Surviving Corporation, if there is no Parent Corporation, or (y) if there is one or more than one Parent Corporation, the ultimate Parent Corporation; provided, however, that any Person described in clause (4) of this subsection (C) may not, immediately following the Merger, Beneficially Own more than thirty percent (30%) of the combined voting power of the outstanding voting securities of the Surviving Corporation or the Parent Corporation, as applicable, for the Merger to constitute a Non-Control Transaction;

                  (ii)  A complete liquidation or dissolution of the Company;
or

                  (iii) The sale or other disposition of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any Person (other than (x) a transfer to a Related Entity or (y) the distribution to the Company's shareholders of the stock of a Related Entity or any other assets).

      Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the then outstanding Shares or Voting Securities as a result of the acquisition of Shares or Voting Securities by the Company which, by reducing the number of Shares or Voting Securities then outstanding, increases the proportional number of Shares Beneficially Owned by the Subject Persons; provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Shares or Voting Securities by the Company and, after such acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Shares or Voting Securities and such Beneficial Ownership increases the percentage of the then outstanding Shares or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

      2.8 Code. The term "Code" shall mean the Internal Revenue Code of 1986, as amended.

      2.9   Company.  The term "Company" shall mean Merck & Co., Inc.

      2.10 Credited Service. The term "Credited Service" shall have the meaning ascribed to it in the Pension Plan.

      2.11 Effective Date. The "Effective Date" of the Plan is November 23, 2004, the date of its approval by the Board.

      2.12 Employer. The term "Employer" shall mean, as applicable to any Participant, the Company or a subsidiary of the Company that employs the Participant.

      2.13 ERISA. The term "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

      2.14 Excise Tax. The term "Excise Tax" shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

      2.15 Executive Health Plan. The term "Executive Health Plan" shall mean the Retiree Healthcare Plan for Key Executives adopted by the Board to provide medical, dental and prescription drug benefits under an insurance policy to certain employees of the Company who, on the date their employment with the Company ends, do not meet the requirements to be considered a retiree under the Health Plan.

      2.16 Good Reason. "Good Reason" for termination by the Participant of the Participant's employment shall mean the occurrence (without the Participant's express written consent) of any one of the following acts by the Employer, or failures by the Employer to act, following the occurrence of a Change in Control:

            (a)   solely as to Participants who are Management Committee
Members: a significant adverse change in the Participant's authority, duties, responsibilities or position (including title, reporting level and status as an executive officer subject to Section 16(b) of the Exchange Act) from those in effect immediately prior to the Change in Control; provided that, notwithstanding the foregoing, the following is not "Good Reason": (A) an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Employer promptly after receipt of notice thereof given by the Participant, or (B) a change in the person to whom (but not the position to which) the Participant reports;

            (b) solely as to Participants who are Other Executives: a significant adverse change in the Participant's authority, duties, responsibilities or position from those in effect immediately prior to the Change in Control; provided that, notwithstanding the foregoing, the following is not "Good Reason": (A) an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Employer promptly after receipt of notice thereof given by the Participant, or (B) a change of less than two levels in the position to which the Participant reports, (C) a change in the person to whom the Participant reports, or (D) the Participant ceasing to be an executive officer subject to
Section 16(b) of the Exchange Act; and

            (c) as to Participants who are either Management Committee Members or Other Executives:

                  (i) a reduction in the Participant's annual base salary as in effect immediately prior to the Change in Control or as the same may be increased from time to time following the Change in Control, or a reduction in the level of the Participant's bonus opportunity under the Bonus Plans as in effect immediately prior to the Change in Control or as the same may be increased from time to time following the Change in Control;

                  (ii) the Employer's requiring the Participant to change the office location at which the Participant is based which results in the Participant having a commute to such location from the Participant's residence in excess of 50 miles or in excess of 120% (in miles) of the Participant's commute immediately prior to the date of such change of location, whichever is greater;

                  (iii) the failure by the Company or the Employer (as applicable) to pay to the Participant (x) any portion of the Participant's annual base salary, (y) any awards earned pursuant to the Bonus Plans or (z) any portion of an installment of deferred compensation under any deferred compensation program of the Company or any of its Affiliates, in each case within seven days of the date such compensation is due;

                  (iv) (x) the failure by the Company or the Employer (as applicable) to continue in effect any compensation plan or program in which the Participant participates immediately prior to the Change in Control and which is material to the Participant's total compensation, including, without limitation, the Bonus Plans and the Company's Incentive Stock Plans, or any plans or programs adopted in substitution therefor prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan or program) has been made with respect to such plan or program, or (y) the failure by the Company or the Employer (as applicable) to continue the Participant's participation therein (or in such substitute or alternative plan or program) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Participant's participation relative to other positions as existed at the time of the Change in Control;

                  (v) (x) the failure by the Company or the Employer (as applicable) to continue to provide the Participant with benefits substantially similar to those enjoyed by the Participant under any of the Company's or the Employer's (as applicable) pension and retirement (including, without limitation, the Pension Plan and the Savings Plan), life insurance, medical, health and accident, disability, and vacation plans and programs (including, without limitation, the Health Plan, the Executive Health Plan and the Life Insurance Plan) in which the Participant participates immediately prior to the Change in Control or (y) the taking of any action by the Company or the Employer (as applicable) which would directly or indirectly materially reduce any of such benefits or deprive the Participant of any material fringe benefit enjoyed by the Participant immediately prior to the Change in Control;

                  (vi) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Plan, as contemplated in Article VII hereof, if required to do so; or

                  (vii) any purported termination of the Participant's employment by the Company or the Employer (as applicable) which is not effected pursuant to a Notice of Termination satisfying the requirements of
Article V hereof (and for purposes of this Plan, no such purported termination shall be effective).

      The Participant's right to terminate the Participant's employment for Good Reason shall not be affected by the Participant's incapacity due to physical or mental illness. The Participant's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

      Notwithstanding the foregoing, the occurrence of an event that would otherwise constitute Good Reason hereunder shall cease to be an event constituting Good Reason if (i) the Participant fails to provide the Company with notice of the occurrence of any of foregoing within the six-month period immediately following the date on which the Participant first becomes aware (or reasonably should have become aware) of the occurrence of such event,
(ii) the Participant fails to provide the Company with a period of at least thirty days from the date of such notice to cure such event prior to terminating his or her employment for Good Reason or (iii) Notice of Termination is not provided to the Company by the Participant within ninety days following the day on which the thirty-day period set forth in the preceding clause (ii) expires; provided, that the thirty-day notice period required by clause (ii) and referred to in clause (iii) shall end two days prior to the second anniversary of the Change in Control in the event that the second anniversary of the Change in Control would occur during such thirty-day period.

      2.17 Gross-Up Payment. The term "Gross-Up Payment" shall have the meaning given thereto in Section 6.1(a).

      2.18 Health Plan. The term "Health Plan" shall mean the Merck & Co., Inc. Medical Plan for Nonunion Employees and the Merck & Co., Inc. Dental Plan for Nonunion Employees (which plans are part of the Merck & Co., Inc. Medical, Dental and Long-Term Disability Plan for Nonunion Employees) but only to the extent that such plans apply to salaried U.S.-based employees of an Employer and to former salaried U.S.-based employees of an Employer who are considered retirees thereunder and to the eligible dependents of each of the foregoing.

      2.19 Leave of Absence. The term "Leave of Absence" shall mean any leave of absence, whether or not approved by the Company or the Employer, other than (i) family medical leave, (ii) personal leave for jury duty, (iii) military leave, (iv) any leave of absence approved for a period of less than six months (including vacation time and paid time off) and (v) any leave of absence approved for a period of six months or more from which the Participant actually returns to work in less than six months.

      2.20 Life Insurance Plan. The term "Life Insurance Plan" shall mean the Merck & Co., Inc. Group Term Life and Optional Insurance Plan but only to the extent that such plan applies to salaried U.S.-based employees of an Employer and to former salaried U.S.-based employees of an Employer who are considered retirees thereunder and to the eligible dependents of each of the foregoing.

      2.21 Management Committee Member. The term "Management Committee Member" shall mean each individual whom the Company's Chief Executive Officer has designated as a member of the Company's Management Committee.

      2.22 Multiple. The "Multiple" applicable to a Participant shall be as follows:

            (a) if the Participant is a Management Committee Member as of the Termination Date, three;

            (b) if the Participant is an Other Executive and reports directly to a Management Committee Member as of the Termination Date, two; and

            (c) if the Participant is an Other Executive and does not report directly to a Management Committee Member as of the Termination Date, one and one-half.

      2.23 Notice of Termination. The term "Notice of Termination" shall mean a notice that indicates the specific provisions in this Plan relied upon as the basis for any termination of employment and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of a Participant's employment under the provision so indicated. No purported termination of employment shall be effective without a Notice of Termination.

      2.24 Operating Unit. The term "Operating Unit" shall mean any subsidiary, division or other operating unit of the Company or any of its subsidiaries.

      2.25 Other Executive. The term "Other Executive" shall mean each employee of the Company or its subsidiaries (whether located in the United States or in another country) designated as Grade 1 or Grade 2 (including subcategories within such Grades, if any), excluding Management Committee Members.

      2.26 Participant. The term "Participants" shall mean those Management Committee Members and Other Executives who meet the eligibility requirements of Article III of the Plan, excluding (x) individuals on Leave of Absence,
(y) individuals who remain employed solely pursuant to a separation agreement with the Company or the Employer and (z) individuals who provide services primarily to or in respect of Merck Capital Ventures, LLC. An individual excluded as a Participant pursuant to clause (x) of this Section 2.26 shall be so excluded only during such Leave of Absence.

      2.27 Payment. The term "Payment" shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of a Participant, whether paid or payable pursuant to this Plan or otherwise.

      2.28 Pension Plan. The term "Pension Plan" shall mean the Retirement Plan for Salaried Employees of Merck & Co., Inc.

      2.29  Permanent Disability.  The term "Permanent Disability" shall mean
(i) that a Participant is receiving long-term disability benefits under the disability plan in which the Participant participates as of the Termination Date, or (ii) if there is no such plan as of the Termination Date, that the Participant has been substantially unable to perform his or her duties, services and responsibilities by reason of a physical or mental infirmity for 180 consecutive days.

      2.30 Plan. The term "Plan" shall mean the Merck & Co., Inc. Change in Control Separation Benefits Plan as set forth in this document.

      2.31 Pro-Rata Bonus. The term "Pro-Rata Bonus" shall mean, with respect to the fiscal year in which a Participant's Termination Date occurs, an amount equal to the Bonus Amount multiplied by a fraction the numerator of which is the number of whole and partial months that have elapsed in such fiscal year through the Termination Date (counting any partial month as a whole month for this purpose) and the denominator of which is twelve; provided, however, that the Pro-Rata Bonus shall be reduced, but not below zero, to the extent of any annual cash bonus the Participant receives from the Employer in respect of the fiscal year in which the Termination Date occurs.

      2.32 Savings Plan. The term "Savings Plan" shall mean the Merck & Co., Inc. Employee Savings and Security Plan.

      2.33 Severance Benefits. The term "Severance Benefits" shall mean the payments and benefits payable in accordance with Article IV of the Plan.

      2.34 Shares. The term "Shares" shall mean the shares of common stock, par value $0.01 per share, of the Company.

      2.35 Supplemental Plan. The term "Supplemental Plan" shall mean the Merck & Co., Inc. Supplemental Retirement Plan.

      2.36 Termination Date. The term "Termination Date" shall mean the date of the termination of a Participant's employment with the Employer as determined in accordance with Article V.


                                ARTICLE III
                                ELIGIBILITY
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      3.1   Commencement of Participation.

            (a) Management Committee Members. Each Management Committee Member as of the Effective Date shall automatically be a Participant in the Plan as of the Effective Date. Each individual who is designated by the Chief Executive Officer as a Management Committee Member following the Effective Date shall automatically be a Participant in the Plan as of the date of such designation.

            (b) Other Executives. Each Other Executive as of the Effective Date shall automatically be a Participant in the Plan as of the Effective Date. Each individual who becomes an Other Executive (whether by reason of being hired or promoted from lower grades) shall automatically be a Participant in the Plan as of the date that he or she becomes an Other Executive.

      3.2   Duration of Participation.

            (a) Management Committee Members. A Participant who is a Management Committee Member shall cease to be a Participant in the Plan (i) if, prior to a Change in Control (but subject to Sections 4.2 and 8.2), he or she ceases to be a Management Committee Member, or (ii) if his or her employment is terminated under circumstances where he or she is not entitled to Severance Benefits under the terms of this Plan; provided, however, that, subject to Sections 4.2 and 8.2, if a Management Committee Member ceases to be a Management Committee Member but remains an Other Executive, he or she shall continue to participate in the Plan as an Other Executive.

            (b) Other Executives. A Participant who is an Other Executive shall cease to be a Participant in the Plan (i) if, prior to a Change in Control (but subject to Sections 4.2 and 8.2), he or she ceases to be an Other Executive (other than by reason of becoming a Management Committee Member), or (ii) if his or her employment is terminated under circumstances where he or she is not entitled to Severance Benefits under the terms of this Plan.

            (c) A Participant entitled to Severance Benefits under the terms of this Plan shall remain a Participant in the Plan until the full amount of the Severance Benefits has been paid to him or her.

                                 ARTICLE IV
                             SEVERANCE BENEFITS
                             ------------------

      4.1   Right to Severance Benefits.

            (a)   Subject to Section 4.1(b):

                  (i) a Participant shall be entitled to receive Severance Benefits from the Company in the amount provided in Section 4.3(a) if (i) a Change in Control has occurred and (ii) within two years thereafter, the Participant's employment with the Employer terminates for any reason, except that, notwithstanding the foregoing provisions of this Section 4.1(a)(i), no Severance Benefits under Section 4.3(a) shall be payable to a Participant should the Participant's termination of employment be (A) initiated by the Employer for Cause, (B) by reason of Permanent Disability,
(C) initiated by the Participant other than for Good Reason, (D) by reason of the Participant's death or (E) an Excluded Termination (as defined in Section 4.1(c)); and

                  (ii) a Participant shall be entitled to receive Severance Benefits from the Company in the amount provided in Section 4.3(b) if (i) a Change in Control has occurred and (ii) within two years thereafter, the Participant's employment with the Employer terminates for any reason, except that, notwithstanding the foregoing provisions of this Section 4.1(a)(ii), no Severance Benefits under Section 4.3(b) shall be payable to a Participant should the Participant's termination of employment be (A) initiated by the Employer for Cause, (B) by reason of Permanent Disability,
(C) initiated by the Participant other than for Good Reason or (D) by reason of the Participant's death.

            (b) No Severance Benefits shall be provided to a Participant unless the Participant has properly executed and delivered to the Company a release of claims and that release of claims has become irrevocable as provided therein. Such release of claims shall not be accepted by the Company unless it is executed on or after the Participant's Termination Date. The initial release of claims is attached to this Plan as Appendix A. Prior to the occurrence of a Change in Control, but subject to Section 8.2, the release of claims may be revised by the Company. The Company may in any event modify the release of claims to conform it to the laws of the local jurisdiction applicable to a Participant so long as such modification does not increase the obligations of the Participant thereunder.

            (c) If, following a Change in Control, a Participant's employment with the Employer terminates in connection with the sale, divestiture or other disposition of the stock or assets of any Operating Unit (or part thereof) (a "Transaction"), such termination shall not be a termination of employment of the Participant for purposes of the Plan, and (notwithstanding the rights provided to the Participant by Section 4.1(a)(i)) the Participant shall not be entitled to Severance Benefits as a result of such termination of employment if (i) the Participant is offered continued employment, or continues in employment, with the divested Operating Unit (or part thereof) or the purchaser of the stock or assets of the Operating Unit (or part thereof), or one of their respective Affiliates (the "Post-Transaction Employer"), as the case may be, on terms and conditions that would not constitute Good Reason and (ii) the Company obtains an agreement from the acquiror of the stock or assets of the divested Operating Unit (or part thereof), enforceable by the Participant, to provide or cause the Post-Transaction Employer to provide severance pay and benefits, if the Participant accepts the offered employment or continues in employment with the Post-Transaction Employer or its Affiliates following the Transaction,
(A) at least equal to the Severance Benefits set forth in Section 4.3(a) and
(B) payable upon a termination of the Participant's employment with the Post-Transaction Employer and its Affiliates within such portion of the two-year period described in Section 4.1(a)(i) as is then remaining and under the same circumstances set forth in Section 4.1(a)(i). For purposes of this
Section 4.1(c), the terms "Cause" and "Good Reason" shall have the meanings ascribed to them in Sections 2.6 and 2.16 respectively, but the term "Employer" as it is used in those Sections shall be deemed to refer to the entity employing the Participant after the Transaction, the term "Company" as used in those Sections shall be deemed to refer to such entity or, if applicable, the ultimate parent corporation of such entity, and the term "Board" as used in those Sections shall refer to the body serving the function of a board of directors for such entity or, if applicable, the ultimate parent corporation of such entity.

      A termination of employment described in this Section 4.1(c) is herein referred to as an "Excluded Termination." In the circumstances described in this Section 4.1(c), the Participant shall not be entitled to receive Severance Benefits under Section 4.3(a) of this Plan whether or not the Participant accepts the offered employment or continues in employment. The provisions of this Section 4.1(c) do not create any entitlement to Severance Benefits from the Company and its subsidiaries in any circumstances whatsoever and are to be construed solely as a limitation on such entitlement in the circumstances herein set forth.

            (d) For purposes of determining a Participant's and the Company's rights and obligations under the Plan, the transfer of employment of a Participant from the Company to one of its Affiliates, or from such an Affiliate to the Company, in each case whether before or after the Change in Control, shall not constitute a termination of employment for purposes of the Plan.

      4.2 If (i) a Participant's employment is terminated by the Employer without Cause prior to the date of a Change in Control or (ii) an action is taken with respect to the Participant prior to the date of a Change in Control that would constitute Good Reason if taken after a Change in Control, and the Participant reasonably demonstrates that such termination or action
(A) was at the request of a third party that has indicated an intention or taken steps reasonably calculated to effect a Change in Control or (B) otherwise arose in connection with, or in anticipation of, a Change in Control that has been threatened or proposed, such termination or action shall be deemed to have occurred after such Change in Control for purposes of the Plan, so long as such Change in Control actually occurs. If any such termination or action occurs while an agreement is pending and the effective provisions of such agreement provide for a transaction or transactions which if consummated would constitute a Change in Control, then such termination or action shall conclusively be presumed to have occurred in connection with a Change in Control.

      4.3   Amount of Severance Benefits.

            (a)   Subject to Sections 4.3(c) through 4.3(f), if a
Participant's employment is terminated in circumstances entitling him or her to the Severance Benefits provided in this Section 4.3(a), such Participant shall be entitled to each of the following:

                  (1) The Company shall pay to the Participant a Pro-Rata Bonus in a lump sum within thirty days following the Termination Date.

                  (2) The Company shall pay to the Participant, as severance pay and in lieu of any further Base Salary for periods subsequent to the Termination Date, an amount of cash equal to the Multiple times the sum of (A) the Base Salary and (B) the Bonus Amount, with such severance pay to be paid in substantially equal installments not less often than monthly over a number of years equal to the Multiple, or, as to any Participant whose Multiple has been reduced pursuant to the following proviso, over the period from the Termination Date through the date on which the Participant attains age 65; provided, however, that, for purposes of this Section 4.3(a)(2), (i) the Multiple shall be reduced if the number of days from the Termination Date to the date on which the Participant attains age 65 is less than (x) 1,095, if the Multiple applicable to the Participant is three, (y) 730, if the Multiple applicable to the Participant is two or
      (z) 547, if the Multiple applicable to the Participant is one and one-half (in each case determined without regard to the proviso) (whichever of (x), (y) or (z) is applicable to the Participant, the "Applicable Number"), and (ii) the Multiple as so reduced shall be determined by multiplying the Multiple (determined without regard to this proviso) times a fraction, the numerator of which is the number of days from the Termination Date through the date that the Participant attains age 65 and the denominator of which is the Applicable
      Number.

                  (3) For Participants who are U.S.-based employees eligible to participate in the Health Plan and Life Insurance Plan, for a period (the "Continuation Period") equal to the lesser of (i) the number of full and partial years subsequent to the Participant's Termination Date equal to the Multiple or (ii) the period beginning on the Participant's Termination Date and ending on his or her 65th birthday, the Company shall continue, on behalf of the Participant and his or her dependents and beneficiaries, the medical, dental and life insurance benefits that were being provided to the Participant and his or her dependents and beneficiaries under the Health Plan and Life Insurance Plan immediately prior to the Change in Control or, if greater, as of the Termination Date. The cost to the Participant of such coverage and the terms and conditions of such coverage, in each case during the Continuation Period, shall be the same as those applicable to similarly situated active U.S-based employees of the Company and its subsidiaries during the Continuation Period. Following the Continuation Period, the Participant and his or her dependents and beneficiaries shall be eligible to elect medical and/or dental continuation coverage pursuant to Section 601 of ERISA and Section 4980B of the Code, and the cost of such medical and dental continuation coverage shall be the same as is charged to terminated former salaried U.S.-based employees of the Company and its subsidiaries during such period. The obligation under this Section 4.3(a)(3) with respect to the foregoing benefits shall be reduced to the extent that the Participant obtains any such benefits pursuant to a subsequent employer's benefit plans, in which case the Company may reduce or eliminate the coverage and benefits it is required to provide the Participant hereunder as long as the aggregate coverages and benefits of the combined benefit plans are no less favorable to the Participant than the coverages and benefits required to be provided hereunder. In addition, no benefits shall be provided pursuant to this Section 4.3(a)(3) to the extent that the Participant is entitled to the same type of benefits as a retiree of the Employer, including those eligible for treatment as a retiree under Section 4.3(b)(2), Section 4.3(b)(3) or Section 4.3(b)(4).

                  (4) If the Participant is U.S.-based and is eligible to receive Employer-provided financial planning services as of the Termination Date, the Company shall, at its expense, continue to provide such financial planning services to the Participant during the calendar year in which the Termination Date occurs and during the next following calendar year.

                  (5) The Company shall, at its expense, permit the Participant to participate in outplacement assistance services which are (1) as to Management Committee Members, at a level appropriate for senior management of a public company but not less than the same as at the highest level provided under the Company's Separation Benefits Plan for Nonunion Employees as in effect from time to time and (2) as to Other Executives, the same as at the highest level provided under the Company's Separation Benefits Plan for Nonunion Employees as in effect from time to time. Outplacement benefits shall be provided in kind; cash shall not be paid in lieu thereof, nor will cash Severance Benefits be increased if a Participant declines or does not use the outplacement benefits.

            (b)   Subject to Sections 4.3(c) through 4.3(f), if a
Participant's employment is terminated in circumstances entitling him or her to the Severance Benefits provided in this Section 4.3(b), such Participant shall be entitled to each of the following:

                  (1) The Participant shall be entitled to the pension benefits as described in Appendix B.

                  (2) For Participants who are U.S.-based employees eligible to participate in the Health Plan, if the Participant on his or her Termination Date is not at least age 55 with the requisite amount of service with an Employer to satisfy the requirements to be considered a retiree under the Health Plan but would attain at least age 50 and meet the service requirements to be considered a retiree under the Health Plan within two years following the date of the Change in Control (assuming continued employment during the entirety of such two-year period), then the Participant shall be eligible for retiree healthcare benefits under the Health Plan on his or her Termination Date on the same terms and conditions applicable to salaried U.S.-based employees of the Company whose employment terminated the last day of the month prior to the Participant's Termination Date who were treated as retirees under the Health Plan as of that date.

                  (3) For Participants who are U.S.-based employees eligible to participate in the Executive Health Plan who on their Termination Date are not eligible to be considered retirees under the Health Plan (including under Section 4.3(b)(2)), if the Participant on his or her Termination Date does not satisfy the age requirement (or for Participants who are Management Committee Members, the age or service requirements) to be considered a retiree under the Executive Health Plan but would satisfy such requirements to be considered a retiree under the Executive Health Plan within two years following the date of the Change in Control (assuming continued employment during the entirety of such two-year period), then the Participant shall be eligible for retiree healthcare benefits under the Executive Health Plan on his or her Termination Date on the same terms and conditions applicable to salaried U.S.-based employees of the Company whose employment terminated the last day of the month prior to the Participant's Termination Date who were treated as retirees under the Executive Health Plan as of that date.

                  (4) For Participants who are U.S.-based employees eligible to participate in the Life Insurance Plan, if the Participant on his or her Termination Date is not either at least age 65 or at least age 55 with the requisite amount of service with an Employer to satisfy the requirements to be considered a retiree under the Life Insurance Plan but would attain at least age 65 or at least age 50 and meet the service requirements to be considered a retiree under the Life Insurance Plan within two years following the date of the Change in Control (assuming continued employment during the entirety of such two-year period), then the Participant shall be eligible for retiree life insurance benefits under the Life Insurance Plan on his or her Termination Date on the same terms and conditions applicable to salaried U.S.-based employees of the Company whose employment terminated the last day of the month prior to the Participant's Termination Date who were treated as retirees under the Life Insurance Plan as of that date.

                  (5) The Company may, to the extent it deems necessary or appropriate (including to comply with applicable law and to preserve grandfathered status of arrangements subject to Section 409A of the
      Code), (1) cause the benefits set forth in Appendix B to be paid from the Supplemental Plan, from new arrangements or otherwise from the Company's general assets and (2) cause the benefits set forth in
      Section 4.3(b)(2), 4.3(b)(3) or 4.3(b)(4) to be provided from insured arrangements (including the Executive Health Plan), or pursuant to new arrangements, individual arrangements or otherwise.

            (c) The payments and benefits under this Plan to a Participant are intended to constitute the exclusive payments in the nature of severance or termination pay that shall be due to a Participant upon termination of his or her employment without Cause or for Good Reason following a Change in Control and shall be in lieu of any such other payments under any agreement, plan, practice or policy of the Company or any of its Affiliates. Accordingly, if a Participant is a party to an employment, severance, termination, salary continuation or other or similar agreement with the Company or any of its Affiliates, or is a participant in any other severance plan, practice or policy of the Company or any of its Affiliates, the severance pay to which the Participant is entitled under this Plan shall be reduced (but not below zero) by the amount of severance pay to which he or she is entitled under such other agreement, plan, practice or policy; provided that the reduction set forth in this sentence shall not apply as to any other such agreement, plan, practice or policy that contains a reduction provision substantially similar to this Section 4.3(c) so long as the reduction provision of such other agreement, plan, practice or policy is applied. The severance pay to which a Participant is otherwise entitled shall be further reduced (but not below zero) by any cash payments to which the Participant may be entitled (x) under any federal, state or local plant-closing (or similar or analogous) law (including, without limitation, pursuant to the U.S. Worker Adjustment and Retraining Notification Act) or
(y) under any law outside the U.S. with respect to the payment of severance, termination indemnities or other, similar payments. In addition, cash Severance Benefits shall be reduced by the amount of short-term or long term disability benefits payable to a Participant under any plan, program or arrangement of an Employer in the event that cash Severance Benefits payable hereunder cannot, by law, reduce the amount of short-term or long-term disability benefits payable to a Participant under such plan, program, or arrangement. Non-cash Severance Benefits shall be provided under this Plan without duplication of the same or similar benefits to which a Participant may be entitled under any such agreement, plan, practice or policy.

            (d) The Participant shall not be required to mitigate the amount of any payment provided for in this Plan by seeking other employment or otherwise and, except as provided in Section 4.3(a)(3), no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment.

            (e) The Company's obligation to provide the Severance Benefits to a Participant, other than those set forth in Section 4.3(b)(1), shall be conditioned on the Participant's continued compliance in all material respects with the restrictive covenants set forth in Section 6 of the release of claims attached hereto as Appendix A.

            (f) Any action taken by the Company or any of its Affiliates that (i) forms a basis of a Participant's termination of employment for Good Reason or (ii) is taken following the provision of a Notice of Termination and would constitute Good Reason shall be disregarded in calculating the payments and benefits to be provided pursuant to this Section 4.3.

                                 ARTICLE V
                         TERMINATION OF EMPLOYMENT
                         -------------------------

      5.1 Written Notice Required. Any purported termination of employment, whether by the Employer or by the Participant, shall be communicated by written Notice of Termination to the other.

      5.2 Termination Date. In the case of the Participant's death, the Participant's Termination Date shall be his or her date of death. In all other cases, the Participant's Termination Date shall be the date specified in the Notice of Termination subject to the following:

            (a) If the Participant's employment is terminated by the Employer for Cause or due to Permanent Disability, the date specified in the Notice of Termination shall be at least 30 days from the date the Notice of Termination is given to the Participant, provided that in the case of Permanent Disability the Participant shall not have returned to the full-time performance of his or her duties during such period of at least thirty days; and

            (b) If the Participant terminates his or her employment for Good Reason, the date specified in the Notice of Termination shall not be more than sixty days from the date the Notice of Termination is given to the Employer.

      5.3 If the Participant terminates his or her employment for Good Reason, the Company may, in its discretion, require the Participant to remain employed for transition purposes for not more than thirty days after the Termination Date (such period, the "Extension Period"). If the Company elects to continue the Participant's employment during the Extension Period pursuant to this Section 5.3, then (i) during the Extension Period, the Participant shall continue to receive compensation and employee benefits that are the same as in effect prior to the commencement of the Extension Period and (ii) no act, circumstance or occurrence during the Extension Period shall affect the right of the Participant to receive the Severance Benefits determined as of the Termination Date, or if greater, determined as of the end of the Extension Period.

                                 ARTICLE VI
                EFFECT OF SECTIONS 280G AND 4999 OF THE CODE
                --------------------------------------------

      6.1 Management Committee Members. This Section 6.1 shall be applicable solely to Participants who are Management Committee Members.

            (a) Anything in this Plan to the contrary notwithstanding, in the event it shall be determined that any Payment to or in respect of a Participant would be subject to the Excise Tax, then the Participant shall be entitled to receive an additional payment (the "Gross-Up Payment") in an amount such that, after payment by the Participant of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The Company's obligation to make Gross-Up Payments under this Section 6.1 shall not be conditioned upon the Participant's termination of employment.

            (b) Subject to the provisions of Section 6.1(c), all determinations required to be made under this Section 6.1, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's independent accounting firm (the "Accounting
Firm"). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Participant within thirty business days of the receipt of notice from the Participant that there has been a Payment or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 6.1, shall be paid by the Company to the Participant within thirty days of the receipt of the Accounting Firm's determination.
Any determination by the Accounting Firm shall be binding upon the Company and the Participant. As a result of the uncertainty in the application of
Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the "Underpayment"), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 6.1(c) and the Participant thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant.

            (c) The Participant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than ten business days after the Participant is informed in writing of such claim. The Participant shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Participant shall not pay such claim prior to the expiration of the thirty-day period following the date on which the Participant gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Participant in writing prior to the expiration of such period that the Company desires to contest such claim, the Participant shall:

                  (i) give the Company any information reasonably requested by the Company relating to such claim,

                  (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                  (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

                  (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Participant harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6.1(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of the Participant and direct the Participant to sue for a refund or contest the claim in any permissible manner, and the Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs the Participant to sue for a refund, the Company shall indemnify and hold the Participant harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Participant with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

            (d) If, after the receipt by the Participant of a Gross-Up Payment or payment by the Company of an amount on the Participant's behalf pursuant to Section 6.1(c), the Participant becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Participant shall (subject to the Company's complying with the requirements of Section 6.1(c), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on the Participant's behalf pursuant to
Section 6.1(c), a determination is made that the Participant shall not be entitled to any refund with respect to such claim and the Company does not notify the Participant in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

      Notwithstanding any other provision of this Section 6.1, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Participant, all or any portion of any Gross-Up Payment, and the Participant hereby consents to such withholding and payment.

      6.2 Other Executives. This Section 6.2 shall be applicable solely to Participants who are Other Executives.

            (a) Anything in this Plan to the contrary notwithstanding, in the event it shall be determined that any Payment to or in respect of a Participant would be subject to the Excise Tax, then the Payments shall be reduced (but not below zero) if and to the extent that a reduction in the Payments would result in the Participant retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax) than if the Participant received the entire amount of such Payments. Unless the Participant shall have given prior written notice specifying a different order to the Company to effectuate the foregoing, the Company shall reduce or eliminate the Payments by first reducing or eliminating the portion of the Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as defined below). Any notice given by the Participant pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Participant's rights and entitlements to any benefits or compensation.

            (b) The determination of whether the Payments shall be reduced as provided in Section 6.2(a) and the amount of such reduction shall be made at the Company's expense by the Accounting Firm, which shall provide its determination (the "Determination"), together with detailed supporting calculations and documentation to the Company and the Participant within thirty business days after the Termination Date. If the Accounting Firm determines that no Excise Tax is payable by the Participant with respect to the Payments, it shall furnish the Participant with an opinion reasonably acceptable to the Participant that no Excise Tax will be imposed with respect to any such payments and, absent manifest error, such Determination shall be binding, final and conclusive upon the Company and the Participant.

                                ARTICLE VII
                           SUCCESSORS TO COMPANY
                           ---------------------

      7.1 Successors. This Plan shall bind any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the obligations of the Company and each Employer under this Plan, in the same manner and to the same extent that the Company and each Employer would be required to perform if no such succession had taken place.

                                ARTICLE VIII
                  DURATION, AMENDMENT AND PLAN TERMINATION
                  ----------------------------------------

      8.1 Duration. This Plan shall continue in effect until terminated in accordance with Section 8.2. If a Change in Control occurs, this Plan shall continue in full force and effect and shall not terminate or expire until after all Participants who have become entitled to Severance Benefits hereunder shall have received such payments in full.

      8.2 Amendment and Termination. Prior to a Change in Control, the Plan may be amended or modified in any respect, and may be terminated, in any such case by resolution adopted by two-thirds of the Compensation and Benefits Committee of the Board; provided, however, that no such amendment, modification or termination that would adversely affect the benefits or protections hereunder of any individual who is a Participant as of the date such amendment, modification or termination is adopted shall be effective as it relates to such individual unless no Change in Control occurs within one year after such adoption, any such attempted amendment, modification or termination adopted within one year prior to a Change in Control being null and void ab initio as it relates to all such individuals who were Participants prior to such adoption (it being understood, however, that, subject to Section 4.2, the hiring, termination of employment, promotion or demotion of any employee of the Company or any of its Affiliates prior to a Change in Control shall not be construed to be an amendment, modification or termination of the Plan); provided, further, however, that the Plan may not be amended, modified or terminated, (i) at the request of a third party who has indicated an intention or taken steps to effect a Change in Control and who effectuates a Change in Control or (ii) otherwise in connection with, or in anticipation of, a Change in Control which actually occurs, any such attempted amendment, modification or termination being null and void ab initio. Any action taken to amend, modify or terminate the Plan which is taken after the execution of an agreement providing for a transaction or transactions which, if consummated, would constitute a Change in Control shall conclusively be presumed to have been taken in connection with a Change in Control. From and after the occurrence of a Change in Control, the Plan may not be amended or modified in any manner that would in any way adversely affect the benefits or protections provided hereunder to any individual who is a Participant in the Plan on the date the Change in Control occurs. The revision of the release of claims attached hereto as Appendix A shall be deemed to be a modification of the Plan for purposes of this Section 8.2.

      8.3 Form of Amendment. The form of any amendment or termination of the Plan in accordance with Section 8.2 hereof shall be a written instrument signed by a duly authorized officer or officers of the Company, certifying that the amendment or termination has been approved by the Compensation and Benefits Committee of the Board.

                                 ARTICLE IX
                               MISCELLANEOUS
                               -------------

      9.1 Legal Fees and Expenses. The Company shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) reasonably and in good faith incurred by a Participant if the Participant prevails on his or her claim for relief in an action (i) by the Participant to obtain or enforce any right or benefit provided by this Plan or (ii) by the Company or the Employer to enforce post-termination covenants against the Participant.

      9.2 Employment Status. This Plan does not constitute a contract of employment or impose on any Employer any obligation to retain any Participant as an employee, to change the status of any Participant's employment as a Management Committee Member or Other Executive (as applicable), or to change any employment policies of any Employer.

      9.3 Withholding of Taxes. The Company shall withhold from any amounts payable under this Plan all federal, state, local or other taxes that are legally required to be withheld.

      9.4 No Effect on Other Benefits. Severance Benefits shall not be counted as compensation for purposes of determining benefits under other benefit plans, programs, policies and agreements, except to the extent expressly provided therein or herein.

      9.5 Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

      9.6 Settlement of Claims. The Company's obligation to make the payments provided for in this Plan and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, defense, recoupment, or other right which the Company may have against a Participant or others.

      9.7 Unfunded Obligation. All Severance Benefits provided under this Plan shall constitute an unfunded obligation of the Company. Payments shall be made, as due, from the general funds of the Company. This Plan shall constitute solely an unsecured promise by the Company to provide such benefits to Participants to the extent provided herein. For avoidance of doubt, any pension, health or life insurance benefits to which a Participant may be entitled under this Plan shall be provided under other applicable employee benefit plans of the Company or the Employer. This Plan does not provide the substantive benefits under such other employee benefit plans, and nothing in this Plan shall restrict the Company's or Employer's ability to amend, modify or terminate such other employee benefit plans (whether before or after a Change in Control (but subject to Section 2.16 following a Change in Control)).

      9.8 Governing Law. It is intended that the Plan be an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA, and the Plan shall be administered in a manner consistent with such intent. The Plan and all rights thereunder shall be governed and construed in accordance with ERISA and, to the extent not preempted by federal law, with the laws of the state of New Jersey, wherein venue shall lie for any dispute arising hereunder. This Plan shall also be subject to all applicable non-U.S. laws as to Participants employed by subsidiaries of the Company located outside of the United States. Without limiting the generality of this Section 9.8, it is intended that the Plan comply with Section 409A of the Code, and, in the event that this Plan is determined to be a "deferred compensation plan" within the meaning of Section 409A(d)(1) of the Code, the Compensation and Benefits Committee shall, as necessary, adopt such conforming amendments as are necessary to comply with Section 409A of the Code without reducing the Severance Benefits due to Participants hereunder.

      9.9 Assignment. This Plan shall inure to the benefit of and shall be enforceable by a Participant's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If a Participant should die while any amount is still payable to the Participant under this Plan had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the Participant's estate. A Participant's rights under this Plan shall not otherwise be transferable or subject to lien or attachment.

      9.10 Enforcement. This Plan is intended to constitute an enforceable contract between the Company and each Participant subject to the terms hereof.

      9.11  Effective Date.  This Plan shall be effective as of November 23,
2004.

                                 Appendix A
                         Form of Release of Claims

                              GENERAL RELEASE

1.    General Release.

      In consideration of the payments and benefits to be made under the Merck & Co., Inc. Change in Control Separation Benefits Plan (the "Plan"),
              (the "Employee"), with the intention of binding the Employee and the Employee's heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge Merck and Co., Inc. (the "Company") and each of its subsidiaries and affiliates (the "Company Affiliated Group"), their present and former officers, directors, executives, agents, attorneys, employees and employee benefits plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the "Company Released Parties"), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys' fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected which the Employee, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Company Released Party in any capacity, including, without limitation, any and all claims (i) arising out of or in any way connected with the Employee's service to any member of the Company Affiliated Group (or the predecessors thereof) in any capacity, or the termination of such service in any such capacity,
(ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort and (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices), any and all claims based on the Employee Retirement Income Security Act of 1974 ("ERISA"), any and all claims arising under the civil rights laws of any federal, state or local jurisdiction, including, without limitation, Title VII of the Civil Rights Act of 1964 ("Title VII"), the Americans with Disabilities Act ("ADA"), Sections 503 and 504 of the Rehabilitation Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act ("ADEA"), the Pennsylvania Human Relations Act, the New Jersey Law Against Discrimination and any and all claims under any whistleblower laws or whistleblower provisions of other laws including, without limitation, the New Jersey Conscientious Employee Protection Act, excepting only:

      (a)   rights of the Employee under this General Release and the Plan;

      (b) rights of the Employee relating to equity awards held by the Employee as of his or her Termination Date (as defined in the Plan);

      (c) the right of the Employee to receive COBRA continuation coverage in accordance with applicable law;

      (d) rights to indemnification the Employee may have (i) under applicable corporate law, (ii) under the by-laws or certificate of incorporation of any Company Released Party or (iii) as an insured under any director's and officer's liability insurance policy now or previously in force;

      (e) claims (i) for benefits under any health, disability, retirement, deferred compensation, life insurance or other, similar employee benefit plan or arrangement of the Company Affiliated Group and (ii) for earned but unused vacation pay through the Termination Date in accordance with applicable Company policy; and

      (f) claims for the reimbursement of unreimbursed business expenses incurred prior to the Termination Date pursuant to applicable Company policy.

2. No Admissions. The Employee acknowledges and agrees that this General Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

3. Application to all Forms of Relief. This General Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages for pain or suffering, costs and attorney's fees and expenses.

4. Specific Waiver. The Employee specifically acknowledges that his or her acceptance of the terms of this General Release is, among other things, a specific waiver of his or her rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything herein purport, to be a waiver of any right or claim or cause of action which by law the Employee is not permitted to waive.

5. No Complaints or Other Claims. The Employee acknowledges and agrees that he or she has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

6.    Conditions of General Release.

      (a) Terms and Conditions. From and after the Termination Date, the Employee shall abide by all the terms and conditions of this General Release and the terms and conditions set forth in the Terms and Conditions of Employment signed by the Employee, which is incorporated herein by reference.

      (b) Confidentiality. The Employee shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against any member of the Company Affiliated Group (in which case the Employee shall cooperate with the Company in obtaining a protective order at the Company's expense against disclosure by a court of competent jurisdiction), communicate, to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business, any trade secrets, confidential information, knowledge or data relating to any member of the Company Affiliated Group, obtained by the Employee during the Employee's employment by the Company that is not generally available public knowledge (other than by acts by the Employee in violation of this General Release).

      (c) Return of Company Material. The Employee represents that he or she has returned to the Company all Company Material (as defined below). For purposes of this Section 6(c), "Company Material" means any documents, files and other property and information of any kind belonging or relating to (i) any member of the Company Affiliated Group, (ii) the current and former suppliers, creditors, directors, officers, employees, agents and customers of any of them or (iii) the businesses, products, services and operations (including without limitation, business, financial and accounting practices) of any of them, in each case whether tangible or intangible (including, without limitation, credit cards, building and office access cards, keys, computer equipment, cellular telephones, pagers, electronic devices, hardware, manuals, files, documents, records, software, customer data, research, financial data and information, memoranda, surveys, correspondence, statistics and payroll and other employee data, and any copies, compilations, extracts, excerpts, summaries and other notes thereof or relating thereto), excluding only information (x) that is generally available public knowledge or (y) that relates to the Employee's compensation or employee benefits.

      (d) Cooperation. Following the Termination Date, the Employee shall reasonably cooperate with the Company upon reasonable request of the Board and be reasonably available to the Company with respect to matters arising out of the Employee's services to the Company Affiliated Group.

      (e) Nondisparagement. The Employee agrees not to communicate negatively about or otherwise disparage any Company Released Party or the products or businesses of any of them in any way whatsoever.

      (f) Nonsolicitation. The Employee agrees that for the period of time beginning on the date hereof and ending on the second anniversary of the date of the Change in Control, the Employee shall not, either directly or indirectly, solicit, entice, persuade, induce or otherwise attempt to influence any person who is employed by any member of the Company Affiliated Group to terminate such person's employment by such member of the Company Affiliated Group. The Employee also agrees that for the same period of time he or she shall not assist any person or entity in the recruitment of any person who is employed by any member of the Company Affiliated Group. The Employee's provision of a reference to or in respect of any individual shall not be a violation this Section 6(f).

      (g) No Representation. The Employee acknowledges that, other than as set forth in this Agreement and the Plan, (i) no promises have been made to him or her and (ii) in signing this General Release the Employee is not relying upon any statement or representation made by or on behalf of any Company Released Party and each or any of them concerning the merits of any claims or the nature, amount, extent or duration of any damages relating to any claims or the amount of any money, benefits, or compensation due the Employee or claimed by the Employee, or concerning the General Release or concerning any other thing or matter.

      (h) Injunctive Relief. In the event of a breach or threatened breach by the Employee of this Section 6, the Employee agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the Employee acknowledging that damages would be inadequate or insufficient.

      7. Voluntariness. The Employee agrees that he or she is relying solely upon his or her own judgment; that the Employee is over eighteen years of age and is legally competent to sign this General Release; that the Employee is signing this General Release of his or her own free will; that the Employee has read and understood the General Release before signing it; and that the Employee is signing this General Release in exchange for consideration that he or she believes is satisfactory and adequate.

      8. Legal Counsel. The Employee acknowledges that he or she has been informed of the right to consult with legal counsel and has been encouraged to do so.

      9. Complete Agreement/Severability. This General Release constitutes the complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this General Release. All provisions and portions of this General Release are severable. If any provision or portion of this General Release or the application of any provision or portion of the General Release shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this General Release shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law.

      10. Acceptance. The Employee acknowledges that he or she has been given a period of twenty-one (21) days within which to consider this General Release, unless applicable law requires a longer period, in which case the Employee shall be advised of such longer period and such longer period shall apply. The Employee may accept this General Release at any time within this period of time by signing the General Release and returning it to the Company.

      11. Revocability. This General Release shall not become effective or enforceable until seven (7) calendar days after the Employee signs it. The Employee may revoke his or her acceptance of this General Release at any time within that seven (7) calendar day period by sending written notice to the Company. Such notice must be received by the Company within the seven (7) calendar day period in order to be effective and, if so received, would void this General Release for all purposes.

      12. Amendment, Termination of Plans. The Company retains the right (to the extent permitted by law) to amend, modify or terminate the Plan in accordance with its terms, and nothing in this General Release affects or alters that right. If the Employee signs and returns the General Release, any later amendment, modification or termination shall have no effect on the amount of Severance Benefits the Employee is eligible to receive as set forth in the Plan as in effect on the date that the Employee signs this General Release.

      13. Governing Law. Except for issues or matters as to which federal law is applicable, this General Release shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey without giving effect to the conflicts of law principles thereof.

      Please indicate your acceptance of this General Release by signing and dating this letter and returning it to the Company. A duplicate of this letter is enclosed for your records.

                                      Very truly yours,

                                      -----------------------------
                                      Name:
                                           ------------------------
                                      Title:
                                            -----------------------

ACCEPTED AND AGREED:




---------------------

                                 Appendix B

   Description of Change-in-Control Benefits under the Merck & Co., Inc.
                          Salaried Retirement Plan

      This Appendix describes benefits under the Pension Plan and the Supplemental Plan provided to a Participant in the Plan if such Participant signs and returns the release of claims in use under the Plan.

I. If a Participant's employment is terminated in circumstances entitling him or her to the Severance Benefits provided in Section 4.3(b) of the Plan,

            1. For a Participant who participates in the Pension Plan and on his or her Termination Date is not at least age 55 with at least ten years of Credited Service under the Pension Plan but would attain at least age 50 and have at least ten years of Credited Service under the Pension Plan within two years following the date of the Change in Control (assuming continued employment during the entirety of such two-year period), then the Participant shall be deemed to be eligible for a subsidized early retirement benefit under the Pension Plan commencing no earlier than age 55 based on his or her Credited Service under the Pension Plan accrued as of his or her Termination Date.

            2. For a Participant who participates in the Pension Plan and on his or her Termination Date is not at least age 65 but would attain at least age 65 within two years following the date of the Change in Control without regard to years of Credited Service (assuming continued employment during the entirety of such two-year period), then the Participant shall be deemed to be eligible for a benefit unreduced for early commencement under the Pension Plan commencing as soon after his or her Termination Date that he or she elects to commence to receive benefits.

            3. For a Participant who participates in the Pension Plan and on his or her Termination Date is not eligible for the "Rule of 85 Transition Benefit" (as such term is defined in the Pension Plan) but would have been eligible for the Rule of 85 Transition Benefit within two years following the date of the Change in Control (assuming continued employment during the entirety of such two-year period), then the Participant shall be deemed to be eligible for the Rule of 85 Transition Benefit upon commencement of his or her pension benefit under the Pension Plan.

II. If a Participant's employment is terminated in circumstances entitling him or her to the Severance Benefits provided in Section 4.3(a) of the Plan,

            1. If the Participant participates in the Supplemental Plan at any time prior to the Termination Date, the Company shall adjust the benefit payable thereunder (a) by adding a number of years of additional Credited Service to the Participant's existing Credited Service as of the Termination Date equal to the Multiple, (b) by assuming for each of the years of Credited Service added pursuant to clause (a) that the Participant's Compensation (as such term is defined in the Pension Plan) was equal to the sum of the Participant's Base Salary and Bonus Amount, (c) by adding a number of years of age to the Participant thereunder equal to the Multiple and (d) then by calculating the Participant's pension in accordance with the formula provided therein as of immediately prior to the Change in Control or, if greater, as of the Termination Date. Anything in this Article II to the contrary notwithstanding, the application of the Multiple and any additional years of age shall not cause the Participant's total years of Credited Service or age to exceed the amount that would have applied to the Participant if his or her employment had continued to age 65.

III. The benefits described in Article I of this Appendix shall be payable from the Pension Plan and, to the extent that such benefits cannot be paid from the Pension Plan, then such benefits shall be paid under the Supplemental Plan or under new arrangements or from the Company's general assets as provided by Section 4.3(b)(5) of the Plan. The benefits provided under Article II shall be paid from the Supplemental Plan or under new arrangements or from the Company's general assets as provided by Section 4.3(b)(5) of the Plan.